Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

David M. Greene

Investor Relations, Dreams, Inc.

Phone: (954)-377-0002

E-mail: dgreene@dreamscorp.com

DREAMS ADDS NEW EXECUTIVES

PLANTATION, FL., June 2, 2004 - Dreams, Inc. (OTC.BB:DRMS) today announced that Michael J. Jaworski has been named the new divisional president of Field of Dreams® and Victor Shaffer has been named an executive vice-president of Dreams, Inc. Michael will assume the full-time position on June 28, 2004, while Victor will seamlessly evolve from a part-time company consultant into a full-time parent company executive.

Michael Jaworski brings with him 17 years of proficiency in all phases of retail management, most notably with a successful 14-year career with the W.C. Bradley Co., where he attained the senior management position of Vice-President of Store Operations. Michael’s areas of expertise span from short and long-term strategic planning, acquisition and lease negotiations, start-ups and turnarounds to innovative sales and merchandising techniques, policy and procedure development, inventory management and statistical measure analysis. Prior to the W.C. Bradley sports stores being sold, Michael was responsible for developing this specialty sports retail operation into 65 stores with healthy annual sales.

“We are pleased to have Michael at the helm of what should prove to be an aggressive and exciting future for our traditional retail division. Field of Dreams is the finest name in specialty sports memorabilia and collectible stores throughout the country,” exclaimed Ross Tannenbaum, President & CEO of Dreams, Inc.

Michael will be filling the void left by the recent resignation of John Walrod. John had been in the Field of Dreams® system for many years. Initially, he was a franchise owner and then rose to the position of vice-president of franchise store operations. Most recently, he served as its President. It is important to note that, during his presidency, John implemented the company-owned store business model alongside the established franchise model. Currently, the company-owned Field of Dreams® stores consist of 15 sites and are targeted to represent a major growth trend for Dreams, Inc.

“We all want to recognize John Walrod for his passion and commitment to Field of Dreams. Throughout his association with the company, he has provided tremendous focus and energy to this division. We extend our thanks and appreciation for his dedication and extend our best wishes to him and his family,” commented Sam Battistone, founder of Field of Dreams®.

Also of considerable note is the recent hiring of Victor Shaffer as a new member of the executive management team of Dreams, Inc. Victor has transitioned from providing consulting services to the company in support of its NASCAR initiative to becoming an Executive Vice-President overseeing manufacturing and distribution for each of the operating division’s products and services.

Victor Shaffer brings some twenty years of executive experiences from advertising and marketing to brand awareness and new product introductions. Victor has held executive officer positions with various companies highlighted by his six-year stint as the president & CEO of Press Pass, a trading card and collectibles company that attained a significant market share position in NASCAR, NFL and NBA draft picks.

More recently, Victor served as an Executive Vice-President and a board member of Racing Champions, where he was responsible for integrating several acquired companies into a single successful organization. “It is with experiences such as these that make Victor an attractive addition to the Dreams team. He has a vast knowledge and understanding of the nuances associated with successful deployment of newly introduced product lines, building brand awareness through innovative and non-traditional means and recognizing synergistic opportunities among sister divisions,” acknowledged Ross Tannenbaum, Dreams President & CEO.

About Dreams, Inc. Dreams, Inc. sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries. Mounted Memories (www.mountedmemories.com), its wholesale division, is the leader in production of authentic sports and celebrity autographed memorabilia and collectibles. Field of Dreams®, (www.fieldofdreams.com) its exclusively licensed franchise system, has retail stores located in 39 premier shopping malls across the country, 15 of which are company-owned through Dreams Retail Corporation (“DRC”). Additionally, through DRC the Company generates e-commerce revenues through www.fansedge.com, an acquisition completed in October 2003 and www.prosportsmemorabilia.com, an acquisition completed in April 2004. The Greene Organization provides promotional and personal appearance events for current and former athletes to corporate America. Farley Art features the artwork of the nationally recognized sports and celebrity artist Malcolm Farley. (www.malcolmfarley.com)

Dreams, Inc. stock is traded Over-The-Counter on the OTCBB: DRMS.

Forward-Looking Statements. Statements contained in this press release, which are not historical facts, are forward-looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel; the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.